EXHIBIT 99.1

99 Wood Avenue South, Suite 311	FOR IMMEDIATE RELEASE

Iselin, NJ 08830

www.pharmoscorp.com

Pharmos Completes Preclinical Toxicology and Safety

Pharmacology Studies in Oral Cannabinor

Positive Safety Data Support Clinical Trials of Oral Cannabinor

Iselin, N.J., December 14, 2006 — Pharmos Corp. (NASDAQ: PARS) today announced the completion of preclinical toxicology and safety pharmacology studies of an oral formulation of cannabinor, a synthetic CB2-selective agonist, to support dosing in humans. The toxicology studies included maximum tolerated dose (MTD) studies, a 28-day repeat-dose study, and a cardiovascular safety study in animals.

Results of the repeat-dose, 28-day dose-ranging trial demonstrated that daily administration of oral cannabinor was safe and well-tolerated with no serious adverse events or target organ or tissue toxicity. When evaluated for MTD in animals, oral cannabinor did not present dose-limiting toxicities when administered at doses expected to be higher than necessary to produce a therapeutic effect. In addition, the telemetric (wireless data recording) cardiac safety study demonstrated no treatment-related effect on blood pressure, heart rate or electrocardiogram (ECG) intervals at doses expected to be higher than necessary to produce a therapeutic effect. These data support findings on cardiovascular safety from previous safety and pharmacology studies where oral cannabinor showed no treatment-related effect on blood pressure, heart rate or ECG intervals.

“The completion of these MTD, repeat-dose and cardiovascular safety studies represents an important milestone for oral cannabinor and clears the way for the initiation of a Phase 1 clinical trial in humans,” said Haim Aviv, Ph.D., Chairman and CEO. Pharmos expects to commence Phase 1 testing of cannabinor in the first quarter of 2007.

About Cannabinor

Cannabinor (formerly referred to as PRS-211,375), the lead synthetic CB2-selective agonist, is being developed by Pharmos as an analgesic. An intravenous Phase 2a nociceptive pain trial is underway to assess the safety and analgesic activity of different cannabinor doses in patients undergoing 3rd molar extraction and a second intravenous Phase 2a neuropathic pain trial with cannabinor is underway in subjects undergoing capsaicin-induced pain. Pharmos expects to complete both trials in early 2007. Oral cannabinor will facilitate clinical development of the compound for chronic pain conditions, with emphasis on neuropathic pain.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications with a focus on specific diseases of the nervous system including disorders of the brain-gut axis (gastrointestinal/irritable bowel syndrome (IBS)), pain/inflammation, and autoimmune disorders. The Company’s lead product, dextofisopam, has completed Phase 2a testing in IBS, with positive effect on the primary efficacy endpoint (n=141, p=0.033). The Company plans a Phase 2b study of dextofisopam for the treatment of IBS in 2007. The Company’s core proprietary technology platform focuses on discovery and development of synthetic cannabinoid compounds. Cannabinor, the lead CB2-selective receptor agonist candidate, is undergoing Phase 2a testing in pain. Other compounds in Pharmos' pipeline are in clinical and pre-clinical studies targeting pain, multiple sclerosis, rheumatoid arthritis and other disorders.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts

Pharmos U.S.	Pharmos Israel	The Ruth Group, Inc.
Colin Neill, CFO	Irit Kopelov	John Quirk (investors)
Gale Smith, IR	972-8-940-9679	(646) 536-7029
(732)452-9556	Janine McCargo (media)
(646) 536 7033

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